MERGER AGREEMENT

                                  By and Among

                               MR. RALPH ABRAVAYA,

                         INTERNATIONAL INTERCONNECT, INC

                                       and

                         WORLDPORT COMMUNICATIONS, INC.

                                       and

                              IIC ACQUISITION CORP.

                                   dated as of

                                  May 22, 1998








                                MERGER AGREEMENT


     Merger Agreement (the "Agreement") entered into as of May 22, 1998, by and between Mr. Ralph Abravaya ("Seller"), International InterConnect, Inc. (the "Company"), WorldPort Communications, Inc., a Delaware corporation ("Purchaser")

and IIC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Newco"). Seller, the Company, Purchaser and Newco are referred to collectively herein as the "Parties."

     Seller owns all of the outstanding capital stock of the Company.

     This Agreement contemplates a transaction in which, through a merger of the

Company with and into Newco, Purchaser will acquire all of the outstanding capital stock of the Company and Seller will receive cash and an equity interest in Purchaser. It is contemplated by the Parties that the transaction will qualify as a "reorganization" under Section 368 the Code.

     Now, therefore, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     Section 1.     Definitions.

     "Adjusted Merger Consideration" has the meaning set forth in Section 2(e).

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders,

 decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

     "Agreement" has the meaning set forth in the first paragraph hereof.

     "CERCLA" has the meaning set forth in Section 3(y)(iii).

     "Certificate of Merger" has the meaning set forth in Section 2(c)(i).

     "Closing" has the meaning set forth in Section 2(b).

     "Closing Date" has the meaning set forth in Section 2(b).

     "Closing Date Balance Sheet" has the meaning set forth in Section 2(e)(ii).


     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" has the meaning set forth in Section 5(h)(i).

     "Company" has the meaning set forth in the preface hereof.

     "Controlled Group of Corporations" means a controlled group of corporations under Code Sec. 414(b) and trades or businesses under common control under Code Sec. 414(c).

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section 3.

     "Draft Closing Date Balance Sheet" has the meaning set forth in Section 2(e)(i).

     "Effective Time" has the meaning set forth in Section 2(d)(i).

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Employment Agreement" has the meaning set forth in Section 6(a)(vii).

     "Environmental, Health, and Safety Requirements" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the

 Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges,

releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow" has the meaning set forth in Section 2(d)(v).

     "Escrow Agent" has the meaning set forth in Section 2(d)(v).

     "Escrow Agreement" has the meaning set forth in Section 2(d)(v).

     "Escrow Amount" has the meaning set forth in Section 2(d)(v).

     "Estimated Net Working Capital" means the estimated amount of Net Working Capital at Closing as set forth on an officer's certificate delivered to Purchaser prior to Closing.

     "Financial Statements" has the meaning set forth in Section 3(h).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in Section 8(d)(i).

     "Indemnifying Party" has the meaning set forth in Section 8(d)(i).

     "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals),
(b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-

in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Key Employees" has the meaning set forth in Section 6(a)(vii).

     "Key Employee Agreements" has the meaning set forth in Section 6(a)(vii).

     "knowledge" as it applies to the Company, means the knowledge of Seller and each of the officers and directors of the Company.

     "Letter Agreement" has the meaning set forth in Section 2(d)(v).

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Merger" has the meaning set forth in Section 2(a).

     "Merger Consideration" has the meaning set forth in Section 2(d)(v).

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section
3(h).

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3(h).

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(h).

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Net Working Capital" means, as of the Closing Date, the Company's current assets less its current liabilities (determined on a basis in accordance with GAAP applied on a basis consistent with the principles used in preparation of the Company's Most Recent Financial Statements).

     "Party" has the meaning set forth in the preface above.

     "Payoff Indebtedness" means all indebtedness of the Company identified on Exhibit A which will be paid off at the Closing.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Exceptions" has the meaning set forth in Section 5(h)(i).

     "Person" means an individual, a partnership, a corporation, an association,

a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     " Preliminary Merger Consideration" has the meaning set forth in Section 2(d)(v).

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Purchaser" has the meaning set forth in the preface above.

     "Real Property" has the meaning set forth in Section 5(h).

     "Real Property Closing Date" has the meaning set forth in Section 5(h).

     "Real Property Seller" has the meaning set forth in Section 5(h).

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any lien, encumbrance, mortgage, pledge, or other security interest, excluding purchase money security interests arising in the ordinary course of business and liens arising by operation of law for Taxes not yet due and payable.

      "Seller" has the meaning set forth in the first paragraph hereof.

     "Shares" means all of the issued and outstanding shares of common stock, $1.00 par value, of the Company.

     "Software" means all computer hardware and software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by the Company.

     "Subsidiary" means any corporation with respect to which a specified Person

(or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surveys" has the meaning set forth in Section 5(h)(ii).

     "Survey Defect" has the meaning set forth in Section 5(h)(iii).

     "Surviving Corporation" has the meaning set forth in Section 2(a).

     "SWDA" has the meaning set forth in Section 3(y)(iii).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d)(i).

     "Title Company" has the meaning set forth in Section 5(h)(i).

     "Title Policy" has the meaning set forth in Section 5(h)(i).

     "Unpermitted Exception" has the meaning set forth in Section 5(h)(iii).

     "WorldPort Common Stock" means the common stock, par value $.0001 per share, of Purchaser.

     Section 2.     Basic Transaction.

          (a) The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into Newco (the "Merger") at the Effective Time. Newco shall be the corporation surviving the Merger (the "Surviving Corporation").

          (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Suite 5500, Chicago, Illinois 60606, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place or date as the Parties may mutually determine (the "Closing Date").

         (c)  Deliveries at the Closing.  At the Closing:

               (i)  the Company and Newco will file with each of the Secretaries of State of the States of Delaware and Florida Certificates of Merger in the forms acceptable to the Parties (the "Certificate of Merger")

               (ii) Newco will deliver to Seller the Preliminary Merger Consideration in the manner provided in Section 2(d)(v) below;

               (iii) Purchaser and Newco will deliver to Seller (A) certified copies of resolutions duly adopted by the boards of directors of Purchaser and Newco authorizing the execution, delivery and performance of this Agreement, (B) certified copies of Purchaser's and Newco's certificate of incorporation and bylaws, (C) a short-form certificate of good standing of each of Purchaser and Newco, certified by the Secretary of State of Delaware, as of a date not more than three business days prior to the Closing Date, and (D) all other certificates, instruments, and documents referred to in Section 6(b) below;

               (iv) Seller shall deliver to Purchaser (A) certified copies of resolutions duly adopted by the board of directors and the sole stockholder of the Company authorizing the execution, delivery and performance of this Agreement, (B) certified copies of the certificate of incorporation and by-

     laws of the Company, (C) a short-form certificate of good standing of the Company, certified by the Secretary of State of the State of the Company's incorporation as of a date not more than three business days prior to the Closing Date, (D) certificates representing the Shares together with appropriate stock powers executed in blank, and (E) all other certificates, instruments, and documents referred to in Section 6(a) below.

          (d)  Effect of Merger.

                   (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and Newco file the Certificate of Merger with the Secretaries of State of the States of Delaware and Florida. The Merger shall have the effect set forth in the Delaware General Corporation Law and the Florida General Corporation Law. The Surviving Corporation
         may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Newco in order to carry out and effectuate the transactions contemplated by this Agreement.

                   (ii) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as did the Certificate of Incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will be changed to International InterConnect, Inc.).

                   (iii) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated to read as did the
         Bylaws of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will be changed to
         International InterConnect, Inc.).

                   (iv) Directors and Officers. The directors and officers of Newco shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office) until their respective successors are duly elected and qualified.

                   (v)            Purchase Price; Conversion of Shares.

                           (A)        An amount equal to  $250,000 shall be paid
to  Seller, as the sole stockholder of  the Company, by
                 delivery of cash payable by wire transfer or delivery of other immediately available funds, upon the satisfaction of those items outlined in that certain letter agreement, dated as of the date hereof, by and between Purchaser and
                 Seller (the "Letter Agreement").

                           (B)        At and as  of the Effective Time,  all of
the Shares  issued and outstanding immediately  prior to
                 the Effective Time shall be converted into the right to receive an aggregate amount (the "Merger Consideration") equal to (i) $2,950,000, plus (ii) 550,000 shares of WorldPort Common Stock, plus (iii) the Estimated Net Working Capital less  (iv) the  Payoff Indebtedness (the  "Preliminary Merger
Consideration").   The Preliminary  Merger Consideration
                 shall be paid as follows:   (1) (A) an amount equal to
$2,950,000, plus the Estimated  Net Working Capital and less the
                 Payoff Indebtedness shall be paid to Seller at the Closing, by delivery of cash payable by wire transfer or delivery of other immediately available funds and (B) a stock certificate representing 511,500 shares of WorldPort Common Stock shall be delivered to Seller at the Closing; and (2) a stock certificate representing 38,500 shares of WorldPort
                 Common Stock (the "Escrow Amount") shall at the Closing be deposited in an escrow account (the "Escrow") established pursuant to the terms and conditions of the escrow agreement by and among Purchaser, Newco, Seller and an escrow agent
                 (the "Escrow Agent") substantially in the form of Exhibit B attached hereto (the "Escrow Agreement"). The Preliminary
                 Merger Consideration will be subject to post-closing adjustment, as set forth in Section 2(e) below and, as so adjusted is referred to herein as the "Adjusted Merger Consideration", and to additional post-Closing adjustment, as set forth in Section 8 below and, as so additionally adjusted, is referred to herein as the "Merger Consideration".

                           (C)        No Shares  shall be  deemed to be
outstanding or to  have any rights  other than those  set forth above in this Section 2(d)(v) after the Effective Time.


                           (D)        All  Shares that  immediately  prior  to
the  Effective Time  are  owned  by  the  Company  shall
                 automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

                   (vi) Conversion of Capital Stock of Newco. At and as of the Effective Time, each outstanding share of the capital stock of Newco shall be converted into one share of common stock of the Surviving Corporation.



          (e)        Preparation of Closing Date Balance Sheet.



              (i) Within 90 days after the Closing Date, Purchaser will prepare and deliver to Seller a draft balance sheet
         (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date and a computation and determination of Net Working Capital and the Adjusted Merger Consideration in accordance with the provisions of this Section
         2(e).   Purchaser will prepare the Draft Closing Date  Balance Sheet in accordance with GAAP applied on a basis consistent with
         the preparation of the Financial Statements, through full application of the procedures used in preparing the most recent audited balance sheet included within the Financial Statements.



              (ii) If Seller has any objection to the Draft Closing Date Balance Sheet, he will deliver a detailed statement describing  his objections to Purchaser within  30 days after
receiving the Draft Closing  Date Balance Sheet.   Purchaser and
         Seller will use reasonable efforts to  resolve any such objections.
If the Parties do not obtain a final  resolution within 30
         days after Purchaser has received the statement of objections, however, Purchaser and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular
         outside  accounting firms).   The determination of  any accounting firm
so selected will  be set forth  in writing  and will be
         conclusive and binding upon the Parties. Purchaser will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(e)(ii). The "Closing Date Balance Sheet" shall mean the
         Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(ii). The "Adjusted Merger
         Consideration" shall mean the Preliminary Merger Consideration, together with any revisions thereto pursuant to this Section
         2(e), including the determination of the Accountant.



              (iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in
         Section 2(e)(ii) above, Purchaser and Seller will share equally the responsibility for the fees and expenses of the accounting firm.

              (iv) Purchaser will make the work papers and back-up materials used in preparing the Draft Closing Date Balance
         Sheet, and the books, records, and financial staff of the Company, available to Seller and his accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Purchaser of the
         Draft Closing Date Balance Sheet, (B) the review by Seller of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

              (v) The Adjusted Merger Consideration will be determined by adjusting the Preliminary Merger Consideration as follows:

                          (A)     The Preliminary Merger Consideration will be
increased by the amount, if any by which the Net  Working
                 Capital is greater than the Estimated Net Working Capital; and

                          (B)     The Preliminary Merger Consideration will be
decreased by  the amount, if any by which the Net Working
                 Capital is less than the Estimated Net Working Capital.

               (vi) If the Adjusted Merger Consideration exceeds the Preliminary Merger Consideration, Purchaser shall pay to
         Seller an amount in cash equal to such excess by delivery of cash payable by wire transfer or delivery of other immediately available funds. If the Adjusted Merger Consideration is less than the Preliminary Merger Consideration, Seller shall pay to
         Purchaser an amount in cash equal to such deficiency by delivery of cash payable by wire transfer or delivery of other
         immediately available funds.   Such payments shall be  made no later
than  five business days  after (A) the 30th  day after the
         Draft Closing Date Balance Sheet has been given by Purchaser to Seller, if Seller has not objected to the Draft Closing Date
         Balance Sheet within such 30 day period; (B) Purchaser and Seller have resolved any objection raised by Seller; or (C) the date the determination of the accountant described in clause (ii) above is given to Purchaser and Seller.

          (f) Seller Release. Effective on the Closing, Seller hereby releases the Company from any and all claims (other than employee compensation and related benefits accrued through the Closing Date) of Seller whether arising before or after the Closing against the Company or Liabilities or obligations of the Company to Seller as a result of Seller having served as a stockholder, director, officer, employee, or agent of the Company.

     Section 3. Representations and Warranties Concerning the Company. Each of Seller and the Company, jointly and severally, represents and warrants to Purchaser and Newco that the statements contained in this Section 3 are correct and complete as of the date of this  Agreement and will be  correct and complete as  of the Closing Date
(as though made then  and as though the  Closing Date were
substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this
Agreement (the  "Disclosure Schedule").   The  Disclosure Schedule  will be
arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under  the laws of each jurisdiction  where such qualification
is required.   The Company has full  power and authority
and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of the Company. Seller has made available to Purchaser correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its charter or bylaws.

          (b) Capitalization. The entire authorized capital stock of the Company consists of 7,500 Shares, of which 100 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and
nonassessable  and  are held  of  record by  Seller.    There are  no
outstanding or  authorized  options,  warrants, purchase  rights, subscription rights,  conversion rights, exchange rights,  or other contracts or commitments that  could require the Company  to issue,
sell, or otherwise cause  to become outstanding any of  its capital stock.
There  are no outstanding or authorized  stock appreciation, phantom stock,  profit participation, or  similar rights with  respect to the
Company.   There are  no voting trusts,  proxies, or other
agreements or understandings with respect to the voting of the capital stock of the Company.

          (c) Authorization. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by its Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

          (d) Noncontravention. Except as set forth in Section 3(d) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Company is subject, or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Section 3(d) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (e) Broker's Fees. Except as set forth in Section 3(e) of the Disclosure Schedule, the Company has no Liability or obligation to pay any fees, expenses, or commissions to any professional representative, attorney, consultant, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (f) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of such Most Recent Balance Sheet.

          (g)        Subsidiaries. The Company has no Subsidiaries.

           (h)        Financial Statements.   Attached hereto  as Exhibit  C are
the  following financial  statements (collectively,  the
"Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1997, (the "Most Recent Fiscal Year End") for the Company; and (ii) audited balance sheet and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March  31, 1998  (the "Most Recent  Fiscal Month  End") for the
Company.   The Financial Statements  (including the  notes
thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete);
provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments which will not be material.

          (i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company.
Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End:

              (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

              (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

              (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound;

              (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

              (v) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

              (vi) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

              (vii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business, failed to maintain the level or quality of its inventory consistent with past practice or accelerated the collection of accounts, notes or other receivables;


              (viii) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

              (ix) there has been no change made or authorized in the charter or bylaws of the Company;

              (x) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

              (xi) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

              (xii) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

              (xiii) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business; and

              (xiv) the Company has not granted any increase in the base compensation of, or made other changes in employment terms for, any of its directors, officers, and employees outside the ordinary course of business.

          (j) Undisclosed Liabilities. The Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against it giving rise to any Liability), except for (i)
Liabilities set forth on the Most Recent Balance Sheet, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (k)        Legal Compliance.   Each of  the Company  and its
predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the knowledge of the Company, threatened against the Company alleging any failure so to comply.

           (l)        Tax Matters.

              (i) The Company has at all times since its inception qualified, and presently qualifies, as an "S corporation"
         (as defined by Section 1361 of the Code) and neither the Company nor Seller is aware of any facts which could form a basis for
         the termination of such qualification.   The Company has filed all Tax
Returns it was required  to file.  All such Tax  Returns
         were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (iii)       No shareholder or  director or officer (or   employee
responsible for Tax matters) of the  Company expects any
         authority to assess any additional Taxes  for any period for which Tax
Returns have been filed.   There is no dispute or  claim
         concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the shareholders, directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.
         Seller has made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1992.

              (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (v) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec.
         280G.  The  Company has not been a  United States real property holding corporation within the meaning of Code  Sec. 897(c)(2)
         during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax
         Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Company  is not a party  to any Tax
allocation  or sharing agreement.   The Company (A) has  not
         been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (vi) Section 3(l) of the Disclosure Schedules sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the
         Company; and (C) the amount of any deferred gain or loss allocable to the Company arising out of any Deferred Intercompany
         Transaction.

              (vii) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for such Taxes excluding any reserve for deferred taxes and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP consistent with past practice.

          (m)        Real Property.

              (i) Section 3(m)(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns.  With respect to each such parcel of owned real property:

                          (A)     the Company has  good and  marketable title
to the parcel  of real  property, free and  clear of  any
                 Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which are not violated by and do not impair the current use of the property subject thereto;

                          (B)     there are  no pending  or threatened
condemnation proceedings,  lawsuits,  or administrative  actions relating to the property or other matters affecting adversely the current use, occupancy or value thereof;

                          (C)     the legal description  for the parcel
contained  in the deed thereof  describes such parcel fully  and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                          (D)     all  facilities have  received  all  approvals
of  governmental  authorities  (including licenses  and
                 permits) required in connection with the ownership or operation thereof as owned and operated by the Company and have been operated and maintained in accordance with applicable laws, rules, and regulations, and the zoning of each parcel of real property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the business as presently conducted thereon;

                          (E)     there are no leases, subleases, licenses,
concessions,  or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of real property;

                          (F)     there are no outstanding  options or rights of
first refusal to purchase  the parcel of real property,
                 or any portion thereof or interest therein;

                          (G)     there are  no parties (other  than the
Company)  in possession of the  parcel of real  property, other than tenants under any leases disclosed in Section 3(m)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                          (H)     all facilities located  on the parcel of real
property are  supplied with utilities and other services
                 (including gas, electricity, water, telephone, sanitary sewer, and storm sewer) and the Company has all easements and rights (including easements for all utilities, services, roadway, railway and other means of ingress and egress)
                 reasonably necessary for the current lawful use and operation of such facilities and the business of Company conducted thereon, and, to the knowledge of the Company, all of the utility and other services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property and no fact or condition exists which would result in the termination or impairment of access to the real property or discontinuation of utility or other services to the real property; and

                          (I)     each parcel of real property abuts  on and has
direct vehicular access to a public road, or has access
                 to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

              (ii) Section 3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased
         to  the Company.   Seller has made  available to Purchaser  correct and
complete  copies of the  leases and  subleases listed in
         Section 3(m)(ii) of the Disclosure  Schedule (as amended to date).
With respect to each lease and sublease listed  in Section
         3(m)(ii) of the Disclosure Schedule:

                          (A)     the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect;

                          (B)     the lease or sublease will continue  to be
legal, valid, binding,  enforceable, and in full force  and
                 effect on identical terms following the consummation of the transactions contemplated hereby;

                          (C)     no party is in  breach or default under the
lease  or sublease, and no event has  occurred which, with
                 notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                          (D)     no party to the lease or sublease has
repudiated any provision thereof;

                          (E)     there  are no  disputes,  oral agreements,  or
forbearance programs  in  effect as  to  the lease  or
                 sublease;

                          (F)     with  respect  to each  sublease, the
representations  and warranties  set forth  in  subsections (A)
                 through (E) above are true and correct with respect to the underlying lease;

                          (G)     the Company has not  assigned, transferred,
conveyed,  mortgaged, deeded in  trust, or encumbered  any
                 interest in the leasehold or subleasehold;

                          (H)     all facilities leased or subleased thereunder
have received all approvals of governmental authorities
                 (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                          (I)     all  facilities  leased  or  subleased
thereunder are  supplied  with  utilities  and  other services reasonably necessary for the operation of said facilities.

          (n)        Intellectual Property.

               (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all
         Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the
         Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent
         to  the Closing  hereunder.   The Company  has taken  all necessary
action to  maintain and protect  each item  of Intellectual
         Property that it owns or uses.

              (ii) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any
         Intellectual Property rights of third parties and the Company has never received any complaint, claim, demand, or notice alleging any such interference, infringement or misappropriation (including any claim that of the Company must license or refrain  from using  any Intellectual Property  rights of  any third
party).   To the Company's  knowledge, no  third party has
         interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the
         Company.

              (iii) Section 3(n)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to of the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or  other permission  which the  Company has  granted to any third party  with respect  to any  of its  Intellectual
         Property (together with  any exceptions).   Section 3(n)(iii)  of the
Disclosure  Schedule also  identifies each  trade name  or
         unregistered trademark used by of the Company in connection with any of its business.

              (iv) Section 3(n)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses  pursuant to license, sublicense,
agreement, or permission.   Seller has made  available to
         Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).
         With respect to each such item of used Intellectual Property required to be identified in Section 3(n)(iv) of the Disclosure
         Schedule:

                          (A)     the  license, sublicense,  agreement,  or
permission covering  the  item  is legal,  valid,  binding,
                 enforceable, and in full force and effect;

                          (B)     the  license, sublicense,  agreement,  or
permission  will  continue to  be  legal,  valid,  binding,
                 enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                          (C)     no party to the license, sublicense,
agreement, or permission is in  breach or default, and no  event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (D)     no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                          (E)     with respect  to each  sublicense, the
representations and  warranties set  forth in subsections  (A)
                 through (D) above are true and correct with respect to the underlying license;

                          (F)     the underlying item of  Intellectual Property
is not subject to  any outstanding injunction, judgment,
                 order, decree, or ruling;

                          (G)     no  action, suit,  proceeding,  hearing,
investigation,  complaint,  claim, or  demand  is pending  or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;
                 and

                          (H)     the Company has not granted any sublicense or
similar right with respect to the license,  sublicense,
                 agreement, or permission.

              (v) To the Company's knowledge, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

          (o) Year 2000 Compatibility. To the Company's knowledge, all Software owned or otherwise used by the Company which contains or calls on a calendar function shall record, store, process, provide and, where appropriate, insert true and correct dates and calculations for dates and spans prior to, including and following January 1, 2000.

          (p)        Tangible  Assets.   The  Company owns  or  leases all
buildings, machinery,  equipment and  other  tangible assets
necessary for the conduct  of its business as presently conducted.   Each such
tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

           (q) Contracts. Section 3(q) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

              (ii) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that would result in a loss to the Company if terminated or that involves consideration in excess of
         $20,000;

              (iii) any agreement constituting a partnership or joint venture;


              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a
         Security Interest on any of its assets, tangible or intangible;

              (v) any agreement concerning confidentiality or noncompetition;

              (vi)        any agreement with Seller and his Affiliates;

              (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

              (viii)      any collective bargaining agreement;

              (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

              (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

              (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

              (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Seller has made available to Purchaser a correct and complete copy of each written agreement listed in Section 3(q) of the Disclosure
Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in
Section 3(q)  of  the Disclosure  Schedule.   With  respect to  each  such
agreement:    (A) the  agreement  is legal,  valid,  binding,
enforceable, and in full force and effect; (B) there shall be no breach or other violation resulting from the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (r)        Notes and Accounts  Receivable.   All notes and accounts
receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoff or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most
Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

          (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

          (t)        Insurance.   Section 3(t) of the Disclosure  Schedule sets
forth a  description of each insurance policy (including
policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the
Company has  been a party, a  named insured, or  otherwise the beneficiary  of
coverage at any  time within the  past five years.   With
respect to  each such insurance policy:   (A) the policy is  legal, valid,
binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default
(including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(t) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

           (u) Litigation. Section 3(u) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii)  is a party or is threatened to be made a party to any
action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(u) of the Disclosure Schedule is likely to result in any material adverse change in the business, financial condition,  operations, results of operations, or future prospects of
the Company.   The Company has no reason to believe that
any such action, suit, proceeding, hearing, or investigation may be brought or threatened against it.

          (v)        Employees.

              (i) To the knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company.

              (ii) Except as set forth on Section 3(v) of the Disclosure Schedule, (A) the Company is not a party to any collective bargaining agreement or similar agreement with respect to its employees; (B) there is no labor strike, slowdown, work stoppage, or lockout in effect or threatened against or otherwise affecting or involving the business of the Company nor has any such labor strike, slowdown, work stoppage, or lockout occurred within the past three years; (C) there is no current, written, unresolved grievance which is likely to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and no arbitration proceeding is pending or threatened and no claim therefor has been asserted; (D) there is no unfair labor practice charge or complaint pending or threatened relating to the business of the Company; (E) no representation question has been brought to the attention of the Company respecting any of the employees of the Company within the past three years, nor are any campaigns being conducted to solicit cards from any of the employees of the Company to authorize representation by any labor organization; (F) no collective bargaining agreement relating to any of the employees of the Company is being negotiated; (G) payment in full to all of the employees of the Company of all wages, salaries, commissions, bonuses, benefits, and other compensation lawfully due and owing to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law has been made; and (H) no facility of the Company has been closed, there have not been any layoffs of any of its employees sufficient to require notification under the Workers Adjustment and Retraining Notification Act of 1988, as amended, or implementations of any early retirement, separation, or window program within the past three years with respect to the Company, nor, other than as contemplated herein, are there any plans or announcements of any such action or program for the future.

          (w)        Employee Benefits.

              (i) Section 3(w) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which of the Company contributes.

                          (A)     Each such  Employee Benefit Plan  (and each
related trust, insurance  contract, or fund)  complies in
                 form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B)     All required  reports and descriptions
(including Form 5500  Annual Reports, Summary  Annual Reports,
                 PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such
                 Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C)     All contributions (including all  employer
contributions and employee salary  reduction contributions)
                 which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension  Benefit Plan or accrued  in accordance
with  the past custom and  practice of the Company.   All
                 premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D)     Each such Employee Benefit Plan  which is an
Employee Pension Benefit Plan and is intended to meet the
                 requirements of a "qualified plan" under Code Sec. 401(a) meets such requirements and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E)     The market value of assets under each such
Employee Benefit Plan which is an Employee Pension  Benefit
                 Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension
                 Benefit Plan terminating on the date for determination.

                          (F)     Seller has delivered  to Purchaser correct and
complete copies of  the plan documents and summary plan
                 descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form
                 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               (ii) With respect to each Employee Benefit Plan (other than any Multiemployer Plan) that the Company and the
         Controlled Group of Corporations which includes the Company maintains, ever has maintained, or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                          (A)     No such  Employee Benefit  Plan which  is  an
Employee  Pension Benefit  Plan has  been completely  or
                 partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with
                 the  PBGC.   No proceeding  by the PBGC  to terminate  any such
Employee Pension Benefit  Plan has  been instituted or
                 threatened.

                          (B)     There  have  been no  Prohibited Transactions
with respect  to any  such Employee  Benefit Plan.   No
                 Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan
                 (other than any  Multiemployer Plan), other than  routine
claims for benefits,  is pending or threatened.   The Company
                 has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                          (C)     The Company has not incurred, nor has any
reason to expect that the  Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal
                 Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              (iii) The Company and the other members of the Controlled Group of Corporations that includes the Company does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any
         Liability (including withdrawal Liability) under any Multiemployer
Plan.

              (iv) The Company does not maintain or contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

          (x) Guaranties. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

          (y)        Environment, Health, and Safety.

              (i) The Company and its predecessors and Affiliates has complied and is in compliance with all Environmental,
         Health,  and Safety  Requirements.   Without limiting  the generality
of  the foregoing,  the Company  and its  Affiliates  has
         obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

              (ii) Neither the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any
         liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigator, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental,
         Health, and Safety Requirements.

              (iii) None of the following exists at any property or facility owned or operated by Company: (1) underground
         storage   tanks,  (2)  asbestos-containing  material  in  any   form
or  condition,  (3)  materials   or  equipment  containing
         polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas. None of the Company or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as
         amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety
         Requirements.

          (z)        Certain  Business Relationships with  the Company.   None
of Seller and his Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of Seller and his Affiliates owns any asset, tangible or intangible, which is material to the business of the Company.

          (aa)       Customers, Supplier, Agents, Distributors  and Resellers.
Section 3(aa)  of the Disclosure Schedule  sets forth  an
accurate, correct and complete list of each of the 20 largest customers, suppliers, agents, distributors and resellers of the Company,
for  each of the  last three fiscal years.   The Company  has no reason  to
believe that any customer, supplier, agent, distributor or reseller will cease to do business with the Company after, or as a result of, the consummation of any transactions contemplated hereby or that any customer, supplier, agent, distributor or reseller is threatened with bankruptcy or insolvency. The Company does not know of any fact, condition or event which would adversely affect its relationship with any customer, supplier, agent, distributor or reseller.

          (bb) Bank Accounts. Section 3(bb) of the Disclosure Schedule sets forth all the bank accounts of any of the Company.

          (cc) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section
3 not misleading.

     Section 4.      Representations and Warranties Concerning the Transaction.

          (a)        Representations and Warranties of Purchaser.   Each of
Newco and Purchaser, jointly and severally, represents and warrants to Seller and the Company that the statements contained in this
Section 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(a)), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4(a).

              (i)         Organization of Purchaser.   Each of Purchaser and
Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

              (ii)        Authorization of Transaction.   Each of Purchaser and
Newco has  full corporate power and authority to  execute
         and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Purchaser and Newco, enforceable in accordance with its terms and conditions.

              (iii)       Noncontravention.   Neither the execution  and the
delivery of  this Agreement,  nor the  consummation of  the
         transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which either Purchaser or Newco is subject or any provision of the charter or bylaws of either or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser or Newco is a party or by which it is bound or to which any of Purchaser's or Newco's assets is subject which conflict, breach, default, acceleration or right would have a material adverse effect on the business, operations or financial condition of Purchaser or
         Newco or otherwise adversely affect Purchaser's or Newco's ability to consummate the transactions contemplated hereby.
         Neither Purchaser nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this
         Agreement.

              (iv)        Capitalization.  The authorized  capital stock of
Purchaser  consists of: (i)   10,000,000 shares of Preferred
         Stock, of which (A) 750,000 shares have been designated as Series A Preferred Stock shares (of which 493,889 shares were
         issued and  outstanding as of   May 1, 1998)  and (B) 3,000,000 shares
have been designated as Series  B Convertible Preferred
         Stock (of which 1,864,344 shares were issued and outstanding as of May 1, 1998) and (ii) 65,000,000 shares of Common Stock of which 17,453,333 shares were outstanding as of May 1, 1998.

              (v)         WorldPort Common Stock.   Upon issuance to  Seller and
to  the Escrow in  accordance with this  Agreement, the
         shares of WorldPort Common Stock to be issued pursuant to Section 2(d) hereof, will be validly issued, fully paid and non-
         assessable securities of Purchaser and not subject to any preemptive rights.

              (vi)        Reports and Financial Statements.

                                  (A)   From January 1, 1997 to the date hereof,
except where  failure to have done so did not and would
                 not have a material adverse effect on Purchaser, Purchaser has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Securities and Exchange
                 Commission (the "SEC"), including, but not limited to, Forms 10-KSB, Forms 10-QSB and Forms-8-K (collectively, the
                 "WorldPort Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the WorldPort Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  (B)  Purchaser  has previously furnished
Seller true and  complete copies  of the WorldPort  Reports.
                 The audited and unaudited financial statements contained in the WorldPort Reports present fairly the consolidated financial condition and results of operations and changes in stockholders' equity and changes in the financial position of Purchaser as of the dates and for the periods indicated except as may otherwise be stated in such financial statements and except, in the case of the unaudited statements, as permitted by Form 10-QSB. For purposes of this Agreement, all financial statements of Purchaser shall be deemed to include any notes to such financial statements.

           (b) Representations and Warranties of Seller. Seller represents and warrants to Purchaser and Newco that the statements contained in this Section 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4(b)), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4(b).

              (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and
         to  perform his obligations  hereunder.   This Agreement  constitutes
the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

              (ii)        Noncontravention.   Neither the  execution and  the
delivery  of this  Agreement, nor  the consummation of  the
         transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling,  or other  restriction of  any government, governmental agency,  or court  to which  Seller is subject or  (B)
         conflict with, result  in a breach  of, constitute  a default under,
result in the acceleration   of, create  in any party  the
         right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets is subject.
         Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

              (iii) Shares. Seller holds of record and owns all of the Shares, free and clear of any restrictions on transfer
         (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, and claims. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any
         capital  stock of  the Company  (other than  this Agreement).   Seller
is  not a  party to  any voting  trust, proxy,  or other
         agreement or understanding with respect to the voting of any capital stock of the Company.

              (iv) Tax Status. Seller is not a "nonresident alien individual" for purposes of Code Sec. 897(a)(1).

              (v) Investment Representations. (A) Seller acknowledges that the shares of WorldPort Common Stock which he is to receive pursuant to this Agreement have not been registered under the Securities Act, or the securities laws of any state or regulatory body and are being offered and sold in reliance upon exemptions from the requisite requirements of the Securities
         Act and such laws and may not be transferred or resold without registration under such laws unless an exemption is available.
         Each certificate for shares of the WorldPort Common Stock received by Seller pursuant to this Agreement will bear a legend in substantially the following form:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT
PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE
SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF SUCH ACT AND STATE SECURITIES LAWS IS AVAILABLE."

                 (B) Seller is acquiring the shares of WorldPort Common Stock for investment and not with a view to the resale or distribution thereof.

                 (C) Seller is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the
         Securities Act), is sophisticated in financial matters and is familiar with the business of Purchaser so that he is capable of evaluating the merits and risks  of his investment in Purchaser and
has the capacity  to protect his own interests.   Seller
         has had the opportunity to investigate on his own Purchaser's business, management and financial affairs and has had the opportunity to review Purchaser's operations and facilities and to ask questions and obtain whatever other information concerning Purchaser as Seller has deemed relevant in making his investment decision.

                 (D) Seller has completed and delivered to Purchaser an accredited investor questionnaire, substantially in the form
         attached  hereto as Exhibit D.   All information provided in such
questionnaire is true and  correct as of  the date hereof and does not omit to state any material fact necessary in order to make the information contained therein not misleading.

Notwithstanding the limitations set forth in the preceding sentence, claims for indemnification timely made pursuant to this Section 8 shall survive until resolved or judicially determined.


     Section 5.      Pre-Closing Covenants.   The  Parties agree as  follows
with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Letter Agreement and this Agreement
(including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

           (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) above or set forth in Section 3(d) of the Disclosure Schedule.

          (c) Operation of Business Except as contemplated by this Agreement, the Company will not engage in any practice, take any action, or enter into any  transaction outside the ordinary course of
business.   Without limiting the generality of the  foregoing,
the Company will not:

              (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock;

              (ii) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party (including any intercompany transfer) other than for a fair consideration in the ordinary course of business;

              (iii) enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

              (iv) accelerate, terminate, cancel, or, outside the ordinary course of business, modify any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound;

              (v) other than in the ordinary course of business, impose any Security Interest upon any of its assets, tangible or intangible;

              (vi) fail to make any necessary capital expenditure or defer or fail to make any scheduled budgeted capital expenditure;

              (vii) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other
         Person (or series of related capital investments, loans, and acquisitions);

              (viii) issue any note, bond or other debt security or incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

              (ix) delay or postpone the payment of accounts payable and other Liabilities outside the ordinary course of business;

              (x) fail to maintain the level or quality of its inventory consistent with past conduct and practice;


              (xi) accelerate the collection of accounts, notes, or other receivables;

              (xii) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) outside the ordinary course of business;

              (xiii) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

              (xiv) change or authorize a change in the charter or bylaws of the Company;

              (xv) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

              (xvi) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees;

              (xvii) adopt, amend, modify, or terminate any Employee Benefit Plan outside the ordinary course of business;

              (xviii)     enter into any employment  contract or collective
bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

              (xix) grant any increase in the compensation (including base salary and bonus) of any of its directors, officers, and employees;

              (xx) make any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

              (xxi) make or pledge to make any charitable or other capital contribution outside the ordinary course of business.

          (d) Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, agents, distributors, resellers and employees.

          (e)        Full  Access.   The Company  will  permit representatives
of Purchaser  and  Newco at  reasonable  times and  upon
reasonable notice to have reasonable access to the premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. This access includes access for Purchaser and Newco to conduct environmental assessment investigations of the premises and properties, which investigations shall be conducted at reasonable hours, upon reasonable notice to the  Company and without causing an unreasonable  interference to the Company's
operations.   The Company will fully cooperate with such
environmental assessment investigation.

          (f) Notice of Developments. Seller will give prompt written notice to Purchaser and Newco, and Purchaser and Newco will give prompt written notice to Seller of any of its own representations and warranties in Section 3 and Section 4(b) above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


          (g)        Exclusivity.   Seller and the Company will  not (i)
solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote his Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller will notify Purchaser and Newco immediately if any Person makes any proposal, offer, or bona fide inquiry with respect to any of the foregoing.

          (h)        Real  Estate Matters.   The  Parties hereby  acknowledge
that,  during the  period  between the  execution of  this
Agreement and the Closing, the Company may acquire that certain real property located in Melbourne, Florida identified on Section 5(h)
of the Disclosure Schedule  (the "Real Property").   Seller and the  Company
hereby agree, however, that the Real Property may not be acquired by the Company unless the Company and Seller comply with the terms of this Section 5(h).

              (i) At least 10 business days prior to the closing of the purchase by the Company of the Real Property (the "Real
         Property Closing Date"), Seller shall obtain and deliver to Purchaser commitments (the "Commitments") issued by a Chicago
         Title Insurance Company or any other title company reasonably acceptable to Purchaser (the "Title Company") and dated not earlier than the date of this Agreement for the issuance of an ALTA Owners or Leasehold Policy of Title Insurance Form B
         (1970) (the "Title Policy") for each parcel of the Real Property. The Title Policy shall be in the amount designated by
         Purchaser, showing fee simple title to all such parcels of the Real Property in the seller thereof (the "Real Property
         Seller"), subject only to current real estate taxes not yet due and payable as of the Real Estate Closing Date and such other covenants, conditions, easements, and exceptions to title as Purchaser may approve in writing (collectively, the "Permitted
         Exceptions").   The Commitments  and the Title  Policy to be  issued by
the  Title Company shall  have all  Standard and General
         Exceptions deleted so as to afford full "extended form coverage" and shall contain an ALTA Zoning Endorsement 3.1, contiguity
         (where appropriate), non-imputation,  and such other  endorsements as
may  be reasonably requested  by Purchaser.   At the Real
         Property Closing, Seller shall cause the Real Property Seller to deliver such affidavits or other instruments as the Title
         Company may reasonably require to delete Standard and General Exceptions and to provide the special endorsements required
         hereunder.   Seller shall cause the  Commitments to be  later-dated to
cover the  Real Property Closing and to  cause the Title
         Company to deliver the Title Policy at the Real Property Closing as directed by Purchaser.

              (ii) At least 15 days prior to the Real Property Closing, Seller shall cause to be delivered to Purchaser and the
         Title Company an as-built plat of survey of each parcel of the Real Property (the "Surveys") prepared by a registered land surveyor or engineer, licensed in the respective states in which the Real Property is located, dated on or after the date hereof, certified to Purchaser, the Company, the Title Company and such other entities as Purchaser may designate in writing to Seller prior to the Real Property Closing, and conforming to current ALTA Minimum Detail Requirements for Land Title

         Surveys, sufficient to cause the Title Company to delete the standard printed survey exception. Each Survey shall show access from the  land to dedicated public roads and  shall include a flood
plain certification.   Seller shall  use its best efforts to
         cause the  Real Property Seller  to pay the  entire cost of obtaining
the Surveys.   Any Survey may  be a  recertification of a
         prior survey, provided that it meets the above-described criteria.

              (iii) If (A) any Commitment discloses a title exception other than a Permitted Exception (an "Unpermitted
         Exception") or (B) any Survey discloses any encroachment, overlap, or gap or any other matter which renders title to any parcel of the Real Property unmarketable or reflects that any utility service to the improvements or access thereto does not lie wholly within the applicable parcel of the Real Property or an unencumbered easement for the benefit of such parcel of the
         Real Property or reflects any other matter adversely affecting the use or improvements of such parcel of the Real Property (a
         "Survey Defect"), then unless Seller shall have, prior to the Real Property Closing, the Unpermitted Exception removed from such Commitment or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to Purchaser, the Company shall not acquire the Real Property.

          (i) Transfer of Assets from Interlink Enterprises, Inc. Seller shall cause all of those assets set forth on Exhibit E
(the "Interlink Assets") which are currently owned by Interlink Enterprises, Inc., a corporation wholly-owned by Seller to be transferred to the Company, free and clear of all Security Interests, Taxes, claims, covenants and restrictions.

      Section 6.      Conditions to Obligation to Close.

          (a)        Conditions  to Obligation  of  Purchaser and  Newco.   The
obligations of Purchaser and Newco to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the conditions set forth in the Letter Agreement shall have been satisfied;

              (ii)        the representations and warranties set forth in
Section 3 and Section 4(b) above shall be true and correct in all material respects at and as of the Closing Date;

              (iii) Each of Seller and the Company shall have performed and complied with all of his or its covenants hereunder in all material respects through the Closing;

              (iv) the Company shall have provided all of the third party consents specified in Section 3(d) of the Disclosure
         Schedule and all of the title insurance commitments, policies, riders and surveys specified in Section 5(h) above and any
         Unpermitted Exception shall have been removed and any Survey Defects shall have been corrected or otherwise insured over to the reasonable satisfaction of Purchaser and Newco.

              (v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of

         Purchaser to control the Surviving Corporation, or (D) affect adversely and materially the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, or ruling shall be in effect);

              (vi) Seller shall have delivered to Purchaser and Newco the Company's officer's certificate setting forth the
         Estimated Net Working Capital;

              (vii) Seller and either Purchaser or Newco shall have entered into an employment agreement in the form attached hereto as Exhibit F (the "Employment Agreement") and either Purchaser or Newco and those individuals identified on Exhibit G
         (the "Key Employees") shall have entered into employment agreements in the form attached hereto as Exhibit F (the "Key
         Employee Agreements");

              (viii) the Company shall be the sole and exclusive legal and equitable owner of all right, title and interest in the
         Interlink Assets, free and clear of all Security Interests, Taxes, claims, covenants or restrictions.

              (ix) Seller shall have delivered to Purchaser and Newco a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(viii) is satisfied;

              (x) Seller, the Company, Purchaser and Newco shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) of the Disclosure Schedules;

              (xi)        Purchaser  and/or  Newco  shall   have  obtained  the
financing   necessary  to  consummate  the  transactions
         contemplated hereby;

              (xii) Purchaser and Newco shall have received and be satisfied, in its sole discretion, with the results of its environmental assessment or audit of the Company;

              (xiii) Purchaser and Newco shall have received the opinion of Reinman Matheson Kostro & Vaughan, P.A., counsel to the Company and Seller, addressed to Purchaser and Newco and dated the Closing Date in the form attached to this Agreement as
         Exhibit H subject to standard and customary exceptions and qualifications; and

              (xiv) all actions to be taken by Seller and the Company in connection with consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser and Newco.

Purchaser or Newco shall be deemed to have waived any condition specified in this Section 6(a) if Purchaser executes a writing so
stating at or prior to the Closing.   The disclosure of any matter prior to the
Closing shall not be deemed to amend or supplement the Disclosure Schedule or to have caused Purchaser or Newco to have waived any condition specified in this Section 6(a) or any representation, warranty, or covenant.

          (b) Conditions to Obligation of Seller and the Company. The obligations of Seller and the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:


              (i)         the representations and warranties  set forth in
Section 4(a) above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Each of Purchaser and Newco shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling, would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, or ruling shall be in effect);

              (iv) Purchaser or Newco and Seller shall have entered into the Employment Agreement and Purchaser or Newco shall have used its best efforts to enter into a Key Employment Agreement with each Key Employee;

              (v) Purchaser shall have delivered to Seller and the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied; and

              (vi) all actions to be taken by Purchaser or Newco in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller shall be deemed to have waived any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     Section 7.      Termination.

          (a) Termination of Agreement. Purchaser and Seller may terminate this Agreement as provided below:

              (i) Purchaser or Seller may terminate this Agreement in accordance with the terms of the Letter Agreement;

              (ii) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (iii) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller or the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) five business days after notice of such breach has been given by Purchaser to Seller or (y) the date this Agreement is otherwise terminated;

              (iv) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event Purchaser or Newco has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) five business days after notice of such breach has been given by Seller to Purchaser or (y) the date this Agreement is otherwise terminated; and


              (v)         Purchaser  or Seller may  terminate this  Agreement if
the Closing has not  occurred by   September  1, 1998,
         although nothing herein shall prevent the Closing from occurring prior to such date.

          (b)        Effect of  Termination.   If Purchaser  or Seller
terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party, except for any Liability of any Party then in breach or as provided in Section 7(c) below. In the event the transactions are not consummated as contemplated in this Agreement for any reason other than Seller voluntarily withdrawing from the transactions contemplated by this Agreement than Purchaser shall forfeit all right, title and interest in the $250,000 paid to Seller upon satisfaction of the conditions set forth in the Letter
Agreement; provided, however, that, in the event of Seller's voluntary withdrawal from the transactions contemplated by this Agreement, in addition to any other rights and remedies to which Purchaser might be entitled, Purchaser shall be entitled to receive from Seller such $250,000;

          (c)        Specific Performance.   Notwithstanding anything in this
Agreement to the contrary, if, prior to the termination of this Agreement, Purchaser and Newco (i) have complied with all of the conditions to Closing contained in Section 6(b), (ii) have notified Seller of their intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to deliver the Preliminary Merger Consideration and furnishes evidence to that effect to Seller, and if the Closing does not then occur due to the refusal of Seller to so consummate the transactions contemplated under this Agreement, each of Purchaser and Newco will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser or Newco in such case cannot be adequately determined at law.

     Section 8.      Survival and Indemnification.

          (a)        Survival  of Representations and  Warranties.   All of the
representations, warranties, covenants, and agreements contained in this Agreement have been relied upon and shall survive the Closing, provided, that any representation and warranty contained in this Agreement or in any certificate, schedule, document or other writing delivered pursuant hereto (other than the representations and warranties contained in Section 3(l) which shall survive for 90 days after the applicable statue of limitations period provided for in the Code) shall be fully effective and enforceable only for a period from the Closing Date through and until the first anniversary of the Closing Date and shall thereafter be of no further force or effect. Notwithstanding the limitations set forth in the preceding sentence, claims for indemnification timely made pursuant to this Section 8 shall survive until resolved or judicially determined.

          (b) Indemnification Provisions for the Benefit of Purchaser and Newco. In the event of a misrepresentation or breach
(or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of Seller's or the Company's representations, warranties, and covenants contained in this Agreement, and, provided Purchaser or Newco makes a written claim for indemnification against Seller pursuant to Section 9(g) below within the survival period, if any, set forth in Section 8(a) above, then Seller agrees to indemnify Purchaser and Newco from and against any Adverse Consequences Purchaser or Newco may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Purchaser or Newco may suffer after the end of the survival period, if any, set forth in Section 8(a) above) resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach). In the event that Purchaser or Newco is entitled to receive any amounts from Seller pursuant to this Section 8, such amounts shall be received by Purchaser or Newco in the same percentages of cash and shares of WorldPort Common Stock in which the Preliminary Merger Consideration is paid to Seller. For purposes of the immediately preceding sentence, the shares of WorldPort Common Stock shall be deemed to have a value equal to the closing price at which a share of WorldPort
Common Stock is traded on the over the counter market on the last trading date prior to the Closing. Stock certificates representing any shares of WorldPort Common Stock to which Purchaser or Newco may become entitled pursuant to this Section 8 shall be surrendered by Seller and/or the Escrow Agent to Purchaser for no additional consideration.

          (c) Indemnification Provisions for the Benefit of Seller. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of Purchaser's or Newco's representations, warranties, and covenants contained in this Agreement, and, provided Seller makes written claim for indemnification against Purchaser or Newco pursuant to Section 9(g) below within the survival period, if any, set forth in Section 8(a) above, then
Purchaser agrees to indemnify Seller from and against any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of the survival period set forth in
Section 8(a) above) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (d)        Matters Involving Third Parties.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third
         Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this
         Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified
         Party in writing within 10 business days after the Indemnified Party has given notice of the Third Party Claim that the
         Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying
         Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
         (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the
         Indemnified Party, likely to establish a presidential custom of practice adverse to the continuing business interests of the

         Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with
         Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the
         Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the
         Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the
         Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

          (e)        Limitation  on Representations and  Indemnification;
Adjustment to Merger  Consideration.  Notwithstanding anything set forth herein, neither Purchaser nor Newco shall not be entitled to indemnity unless and until all Adverse Consequences for which Purchaser and/or Newco is entitled to be indemnified for the breach of any representation or warranty under Section 3 or Section 4(b) of this Agreement exceed $10,000 in the aggregate, at which time Purchaser or Newco shall be entitled to recover for the amount of such Adverse Consequences relating back to the first dollar and up to the amounts held in the Escrow. Notwithstanding anything to the contrary continued herein, neither Seller nor Purchaser (together with Newco) shall be able to collect any amounts pursuant to this
Section 8 with respect to Adverse Consequences in an amount in excess of the sum of the Adjusted Merger Consideration plus the amounts paid to Seller pursuant to Section 2(d)(v)(A) hereof. All indemnification payments under this Section 8 shall be deemed adjustments to the Adjusted Merger Consideration.

          (f) Insurance Proceeds. The parties shall use reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing an Adverse Consequence (in which case such proceeds shall reduce such Adverse Consequences). To the extent any Adverse Consequences of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Adverse Consequences.

     Section 9.



Miscellaneous.

          (a)        Confidentiality,  Press Release,  and  Public
Announcements.   Except  as  may be  required  by  law or  legal  or
administrative process or as otherwise permitted or expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other Party which it may have acquired from such
Party in the course of pursuing the transactions contemplated by this Agreement, without the prior consent of the other Parties;
provided, however, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information. The Parties further agree that, from and the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except for such releases or announcements which may be required by law or the rules or regulations of the
United States Securities and Exchange Commission, the National Association of Securities Dealers or NASDAQ, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to review such release or announcement in
advance  of its issuance.   Notwithstanding the foregoing, Purchaser  and Seller
shall cooperate to prepare joint press releases to be issued (A) promptly following the execution of this Agreement and (B) on the Closing Date.

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named
herein  and their respective  successors, assigns, distributes,  and heirs.   No
Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Purchaser and Newco may each (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser or Newco nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e)        Counterparts.   This Agreement  may be  executed in  one or
more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g)        Notices.   All notices, requests,  demands, claims, and
other communications  hereunder will be  in writing.   Any
notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

                 If to Seller or, prior to the Closing, the Company:

                          Mr. Ralph Abravaya
                          4345 Canard Road
                          Melbourne, Florida 32934
                          Facsimile:  407-635-9510

                           Copy to:

                          Mr. Victor S. Kostro
                          Reinman Matheson Kostro & Vaughan, P.A.
                          1825 Riverview Drive
                          Melbourne, Florida  32901
                          Facsimile:  407-676-0729

                 If to Purchaser or Newco or, following the Closing, the
Company:

                          Mr. Phillip S. Magiera
                          WorldPort Communications, Inc.
                          1825 Barrett Lakes Blvd.
                          Atlanta, Georgia  30144
                          Facsimile:  770-792-0676

                          Copy to:

                          Ms. Helen R. Friedli
                          McDermott, Will & Emery
                          227 West Monroe Street, Suite 5500
                          Chicago, Illinois  60606
                          Facsimile:  (312) 984-3669

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it
actually  is received by  the intended recipient.   Any  party may change  the
address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h)        GOVERNING LAW.   THIS AGREEMENT  SHALL BE GOVERNED  BY AND
CONSTRUED  IN ACCORDANCE WITH THE  DOMESTIC LAWS OF  THE
STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF FLORIDA OR ANY OTHER
JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

          (i)        Amendments and Waivers.   No amendment of any provision of
this Agreement shall be valid  unless the same shall be
in  writing and signed by  Purchaser, Newco, the Company,  and  Seller.   No
waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j)        Severability.   Any term or  provision of this Agreement
that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k)        Expenses.   Except as set  forth herein, each of
Purchaser, Newco and  Seller will bear its  or his  own costs and expenses (including legal fees and expenses) incurred in  connection with this
Agreement and the transactions contemplated hereby.   The
Company shall bear no expenses in connection with this Agreement or the transactions contemplated hereby.

          (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including
without limitation.   Nothing  in the  Disclosure Schedule shall  be deemed
adequate to disclose  an exception  to a  representation or
warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation,  warranty, and  covenant contained  herein shall  have
independent significance.   If  any Party  has breached  any
representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (m)        Incorporation  of  Exhibits  and  Schedules.   The
Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

                                                          *    *    *    *    *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                            WORLDPORT
COMMUNICATIONS, INC.


                                                            By:
                                                            Name:
____________________________
                                                            Title:
_____________________________


                                                            IIC ACQUISITION
CORP.


                                                            By:
                                                            Name:
____________________________
                                                            Title:
_____________________________


                                                            INTERNATIONAL
INTERCONNECT, INC.


                                                            By:

                                                            Name:
____________________________
                                                            Title:
_____________________________



                                                            MR. RALPH ABRAVAYA





EXHIBITS

Exhibit A   Payoff Indebtedness
Exhibit B   Escrow Agreement
Exhibit C   Company Financial Statements
Exhibit D   Accredited Investor Questionnaire
Exhibit E   Assets to be Transferred From Interlink Enterprises, Inc.
Exhibit F --  Employment Agreement with Ralph Abravaya
Exhibit G   List of Key Employees and Form of Employment Agreements with Key
            Employees
Exhibit H   Opinion of Seller's counsel